National Vision Holdings, Inc. Reports Fourth Quarter and Fiscal 2019 Financial Results

Duluth, Ga. -- February 26, 2020 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the fourth quarter and fiscal year ended December 28, 2019 and is providing its outlook for fiscal 2020.
Fourth Quarter 2019 Summary:

•	Net revenue increased 12.9% to $401.8 million

•	72nd consecutive quarter of positive comparable store sales growth

•	Comparable store sales growth of 10.1%; Adjusted Comparable Store Sales Growth of 8.1%

•	Net income increased 121.3% to $3.9 million; Adjusted Net Income increased 735.5% to $8.7 million

•	Adjusted EBITDA increased 37.9% to $39.6 million

•	Diluted EPS increased 120.2% to $0.05; Adjusted Diluted EPS increased 692.0% to $0.11

Fiscal 2019 Summary:

•	Net revenue increased 12.2% to $1.72 billion

•	Comparable store sales growth of 6.5%; Adjusted Comparable Store Sales Growth of 6.2%

•	Net income increased 38.7% to $32.8 million; Adjusted Net Income increased 27.3% to $66.1 million

•	Adjusted EBITDA increased 15.1% to $200.7 million

•	Diluted EPS increased 34.2% to $0.40; Adjusted Diluted EPS increased 23.2% to $0.81
Reade Fahs, chief executive officer, stated, “The fourth quarter represented a strong finish to another record year of revenues and profitability for National Vision, with double-digit growth in net revenue and Adjusted EBITDA in 2019. The team delivered our 72nd consecutive quarter of positive comparable store sales growth, demonstrating the consistency of our differentiated business model. Our fourth quarter and 2019 results reinforce our belief that our strong value message continues to resonate with patients and customers. We opened eight stores this quarter and continue to gain share in the attractive optical retail market. Last month, we were pleased to announce that, as we embark on our 30th year of optical partnership with Walmart, we will be operating five new additional Vision Centers. Every day, our 13,000-plus associates, including over 2,000 optometrists practicing in or next to our over 1,100 stores, continue to work hard to make quality eye exams and eyewear more affordable to our patients and customers throughout the United States.”
Adjusted Comparable Store Sales Growth, Adjusted Diluted EPS, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Fourth Quarter 2019 Highlights

•	Net revenue increased 12.9% to $401.8 million from $355.9 million for the fourth quarter of 2018. Net revenue growth was positively impacted by 1.5% due to the timing of unearned revenue.

•	Comparable store sales growth was 10.1% and Adjusted Comparable Store Sales Growth was 8.1% for the fourth quarter of 2019.

•	The Company opened eight new stores, closed two stores and ended the quarter with 1,151 stores.

•
Costs applicable to revenue increased 8.1% to $187.5 million from $173.5 million for the fourth quarter of 2018. As a percentage of net revenue, costs applicable to revenue decreased 200 basis points to 46.7% from 48.7% for the fourth quarter of 2018. This decrease, as a percentage of net revenue, was primarily driven by higher eyeglass margin, a higher mix of exam sales and lower growth in optometrist-related costs.

•
Selling, general and administrative expenses (“SG&A”) increased 7.2% to $178.0 million from $166.1 million for the fourth quarter of 2018. As a percentage of net revenue, SG&A decreased 240 basis points to 44.3% from 46.7% for the fourth quarter of 2018. This decrease, as a percentage of net revenue, was driven by lower stock compensation expense and store payroll leverage, partially offset by higher performance-based incentive compensation.

•
Net income increased 121.3% to $3.9 million compared to net loss of $18.4 million for the fourth quarter of 2018. Net margin increased to 1.0% compared to (5.2)% for the fourth quarter of 2018. Diluted EPS increased 120.2% to $0.05 compared to diluted loss per share of $0.24 for the fourth quarter of 2018.

•
Adjusted Net Income increased 735.5% to $8.7 million compared to $1.0 million for the fourth quarter of 2018. Adjusted Diluted EPS increased 692.0% to $0.11 compared to $0.01 for the fourth quarter of 2018. The net change in margin on unearned revenue positively impacted year-over-year Adjusted Net Income growth by 298.7%.

•
Adjusted EBITDA increased 37.9% to $39.6 million compared to $28.7 million for the fourth quarter of 2018. The net change in margin on unearned revenue benefited year-over-year Adjusted EBITDA growth by 14.6%. Adjusted EBITDA Margin increased 180 basis points to 9.9% from 8.1% for the fourth quarter of 2018, primarily due to higher eyeglass margin, store payroll leverage and the net change in margin on unearned revenue.

Fiscal 2019 Highlights

•	Net revenue increased 12.2% to $1.72 billion from $1.54 billion for fiscal year 2018. Net revenue growth was negatively impacted by 0.1% due to the timing of unearned revenue.

•	Comparable store sales growth was 6.5% and Adjusted Comparable Store Sales Growth was 6.2%.

•	The Company opened 75 stores, closed six stores and ended the period with 1,151 stores. Overall, store count grew 6.4% from December 30, 2018 to December 28, 2019.

•
Costs applicable to revenue increased 13.0% to $806.5 million from $713.6 million for fiscal year 2018. As a percentage of net revenue, costs applicable to revenue increased 40 basis points to 46.8% from 46.4% for fiscal year 2018. This increase as a percentage of net revenue was primarily driven by increased net revenue from AC Lens contact lens distribution business growth. Additionally, a higher mix of exam sales and higher eyeglass margin were partially offset by higher optometrist costs.

•
SG&A increased 8.3% to $744.5 million from $687.5 million for fiscal year 2018. As a percentage of net revenue, SG&A decreased 150 basis points to 43.2% from 44.7% for fiscal year 2018. This decrease as a percentage of net revenue was primarily driven by store payroll leverage, increased net revenue from AC Lens contact lens distribution business growth, and lower stock compensation expense.

•
Net income increased 38.7% to $32.8 million compared to net income of $23.7 million for 2018. Net margin increased 40 basis points to 1.9% from 1.5% for 2018. Diluted EPS increased 34.2% to $0.40 compared to $0.30 for 2018.

•
Adjusted Net Income increased 27.3% to $66.1 million from $51.9 million for 2018. Adjusted Diluted EPS increased 23.2% to $0.81 compared to $0.66 for 2018. The change in margin on unearned revenue negatively impacted year-over-year Adjusted Net Income growth by 1.3%.

•
Adjusted EBITDA increased 15.1% to $200.7 million compared to $174.4 million for 2018. The net change in margin on unearned revenue negatively impacted year-over-year Adjusted EBITDA growth by 0.5%. Adjusted EBITDA Margin increased 30 basis points to 11.6% from 11.3% for 2018.

Balance Sheet and Cash Flow Highlights

•
The Company’s cash balance was $39.3 million as of December 28, 2019. The Company had $148.0 million in borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $5.7 million.

•	Total debt was $569.7 million as of December 28, 2019, consisting of outstanding first lien term loans, first lien revolving credit facility and finance lease obligations.

•	On October 31, 2019, the Company used cash on hand to make a $25.0 million voluntary prepayment of outstanding principal under the Term Loan of its credit agreement.

•	Cash flows from operating activities for 2019 increased to $165.1 million compared to $106.6 million for 2018.

•	Capital expenditures for 2019 totaled $101.3 million compared to $104.5 million for 2018.

Fiscal 2020 Outlook
Beginning with the first quarter of 2020, the Company intends to update certain components of its presentation of non-GAAP financial measures. First, the Company will begin reporting the new measures, Adjusted Operating Income and Adjusted Operating Margin, as described below under “Non-GAAP Financial Measures.” In addition, consistent with its presentation of Adjusted Operating Income, beginning with the first quarter of fiscal 2020, the Company will update its definitions (the “2020 Definitions”) of Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS so that such measures no longer exclude new store pre-opening expenses and non-cash rent. Finally, in the fiscal 2020 outlook below, the Company has included Adjusted Operating Income and Adjusted Diluted EPS in lieu of Adjusted Net Income. See “Non-GAAP Financial Measures” below in this press release for definitions and additional information regarding these measures. In connection with the updates to its presentation of non-GAAP financial measures, on February 26, 2020, the Company made available on the Investor page of its website (www.nationalvision.com) certain supplemental information, including a reconciliation of Non-GAAP to GAAP financial measures utilizing the 2019 Definitions and 2020 Definitions for Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS for the three month periods within and the fiscal years ended December 28, 2019 and December 29, 2018.
The fiscal 2020 outlook information presented below gives effect to the 2020 Definitions and other updates noted above.
The Company is providing the following outlook for the 53 weeks ending January 2, 2021. The Company estimates the 53rd week of fiscal 2020 will contribute approximately $35 million to net revenue, with an approximately break-even impact to Adjusted Diluted EPS due to the net change in margin on unearned revenue.

Fiscal 2020 Outlook
New Stores	~ 75 New Stores
Adjusted Comparable Store Sales Growth[1]	3 - 5%
Net Revenue	$1.875 - $1.905 billion
Adjusted EBITDA[2]	$210 - $215 million
Adjusted Operating Income	$120 - $125 million
Adjusted Diluted EPS	$0.80 - $0.85
Depreciation and Amortization[3]	$97 - $98 million
Interest	$29 - $30 million
Tax Rate[4]	~26.0%
Capital Expenditures	$100 - $105 million

1 - For the 52 weeks ending December 26, 2020
2 - As noted above, Adjusted EBITDA using the 2020 Definition is presented and no longer excludes new store pre-opening expense and non-cash rent. In fiscal 2019, new store pre-opening expense and non-cash rent were $3.3 million and $3.2 million, respectively, resulting in 2019 Adjusted EBITDA that would have been $194.1 million if modified to conform to the 2020 Definition of Adjusted EBITDA. Please refer to Exhibit 99.2 in the Company's Form 8-K filing today for supplemental tables providing reconciliations from Adjusted EBITDA to Net Income for the quarterly and fiscal year 2018 and 2019 periods to the 2020 Definition.
3 - Includes amortization of acquisition intangibles of approximately $7.4 million, which is excluded in the definition of Adjusted Operating Income
4 - Excluding the impact of stock option exercises

The fiscal 2020 outlook information provided above includes Adjusted EBITDA, Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2020 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2020 outlook. The Company uses these forward looking measures internally to assess and benchmark its results and strategic plans.
Conference Call Details
A conference call to discuss the fourth quarter 2019 financial results is scheduled for today, February 26, 2020, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 2086485. A live audio webcast of the conference call will be available on the “Investor” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.
A telephone replay will be available shortly after the broadcast through Wednesday, March 4, 2020, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 2086485. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with over 1,100 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2020 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company's strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, our ability to open and operate new stores in a timely and cost-effective manner and to successfully enter new markets; our ability to recruit and retain vision care professionals for our stores; our relationships with managed vision care companies, vision insurance providers and other third-party payors; our operating relationships with our host and legacy partners; state, local and federal vision care and healthcare laws and regulations; risks associated with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to grow; the risk of loss or disruption in our distribution centers and optical laboratories; risks associated with vendors from whom our products are sourced; competition in the optical retail industry; risks associated with information technology systems and the security of personal information and payment card data collected by us and our vendors; our growth strategy’s impact on our existing resources and performance of our existing stores; our ability to manage costs; the success of our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space; technological advances that may reduce demand for our products; our ability to retain senior management and attract new personnel; macroeconomic factors and other factors impacting consumer spending beyond the Company’s control; issues regarding inventory management; seasonal fluctuations in our business; our increasing reliance on third-party coverage and reimbursement; risks related to our e-commerce business; product liability, product recall or personal injury issues; legal regulatory risks, including adverse judgments or settlements from legal proceedings; we may incur losses arising from our investments in technological innovators in the optical retail industry; our ability to protect our intellectual property; risks related to our significant indebtedness and risks related to interest rates; risks related to our debt agreements, including restrictions that may limit our flexibility in operating our business; and risks related to our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted Net Income,” “Adjusted Diluted EPS,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.

Beginning with the first quarter of fiscal 2020, the Company is updating its definitions of Adjusted EBITDA, Adjusted SG&A, Adjusted Net Income and Adjusted Diluted EPS discussed below, so that they no longer exclude new store pre-opening expenses and non-cash rent.
EBITDA: We define EBITDA as net income, plus interest expense, income tax provision (benefit), and depreciation and amortization.
Adjusted EBITDA: We define Adjusted EBITDA as EBITDA, further adjusted to exclude stock compensation expense, debt issuance costs, loss on the extinguishment of debt, asset impairment, new store pre-opening expenses, non-cash rent, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and other expenses.

Adjusted EBITDA Margin: We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Operating Income: We define Adjusted Operating Income as net income, plus interest expense and income tax provision (benefit), further adjusted to exclude stock compensation expense, debt issuance costs, loss on extinguishment of debt, asset impairment, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted Net Income: We define Adjusted Net Income as net income, adjusted to exclude stock compensation expense, debt issuance costs, loss on extinguishment of debt, asset impairment, new store pre-opening expenses, non-cash rent, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, other expenses, amortization of acquisition intangibles and deferred financing costs, tax benefit of stock option exercises, less the tax effect of these adjustments.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average diluted common shares outstanding.
Adjusted SG&A: We define Adjusted SG&A as SG&A adjusted to exclude stock compensation expense, new store pre-opening expenses, non-cash rent, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and other expenses except for the share of losses on equity method investments.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation in their 13th full month following the store's opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation.
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP and Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 28, 2019 and December 29, 2018
In Thousands, Except Par Value

ASSETS	As of December 28, 2019	As of December 29, 2018
Current assets:
Cash and cash equivalents	$39,342	$17,132
Accounts receivable, net	44,475	50,735
Inventories	127,556	116,022
Prepaid expenses and other current assets	23,266	30,815
Total current assets	234,639	214,704

Property and equipment, net	366,767	355,117
Other assets:
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	56,940	64,532
Right of use assets	348,090	—
Other assets	8,129	8,876
Total non-current assets	1,798,086	1,446,685
Total assets	$2,032,725	$1,661,389
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,782	$43,642
Other payables and accrued expenses	82,829	81,004
Unearned revenue	28,002	27,295
Deferred revenue	55,870	52,144
Current maturities of long-term debt and finance lease obligations	13,759	7,567
Current operating lease obligations	51,937	—
Total current liabilities	273,179	211,652

Long-term debt and finance lease obligations, less current portion and debt discount	555,933	570,545
Non-current operating lease obligations	331,769	—
Other non-current liabilities:
Deferred revenue	21,530	20,134
Other liabilities	13,731	53,964
Deferred income taxes, net	60,146	61,940
Total other non-current liabilities	95,407	136,038
Commitments and contingencies (See Note 13)
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 80,603 and 78,246 shares issued as of December 28, 2019 and December 29, 2018, respectively; 79,678 and 78,167 shares outstanding as of December 28, 2019 and December 29, 2018, respectively	805	782
Additional paid-in capital	700,121	672,503
Accumulated other comprehensive loss	(3,814)	(2,810)
Retained earnings	107,132	74,840
Treasury stock, at cost; 925 and 79 shares as of December 28, 2019 and December 29, 2018, respectively	(27,807)	(2,161)
Total stockholders’ equity	776,437	743,154
Total liabilities and stockholders’ equity	$2,032,725	$1,661,389

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three Months and Fiscal Years Ended December 28, 2019 and December 29, 2018
In Thousands, Except Earnings Per Share

	Three Months Ended December 28, 2019 (Unaudited)	Three Months Ended December 29, 2018 (Unaudited)	Fiscal Year 2019	Fiscal Year 2018
Revenue:
Net product sales	$329,654	$292,115	$1,426,136	$1,269,612
Net sales of services and plans	72,109	63,807	298,195	267,242
Total net revenue	401,763	355,922	1,724,331	1,536,854
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	130,175	121,846	574,351	511,406
Services and plans	57,367	51,624	232,168	202,165
Total costs applicable to revenue	187,542	173,470	806,519	713,571
Operating expenses:
Selling, general and administrative expenses	178,044	166,132	744,488	687,476
Depreciation and amortization	23,674	19,556	87,244	74,339
Asset impairment	1,506	15,493	8,894	17,630
Other expense, net	2,636	658	3,611	1,487
Total operating expenses	205,860	201,839	844,237	780,932
Income (loss) from operations	8,361	(19,387)	73,575	42,351
Interest expense, net	7,397	9,139	33,300	37,283
Debt issuance costs	—	200	—	200
Loss on extinguishment of debt	—	—	9,786	—
Earnings (loss) before income taxes	964	(28,726)	30,489	4,868
Income tax provision (benefit)	(2,956)	(10,286)	(2,309)	(18,785)
Net income (loss)	$3,920	$(18,440)	$32,798	$23,653

Earnings (loss) per share:
Basic	$0.05	$(0.24)	$0.42	$0.31
Diluted	$0.05	$(0.24)	$0.40	$0.30
Weighted average shares outstanding:
Basic	79,271	77,526	78,608	75,899
Diluted	81,785	77,526	81,683	79,041

Comprehensive income (loss):
Net income (loss)	$3,920	$(18,440)	$32,798	$23,653
Unrealized gain (loss) on hedge instruments	1,489	(2,354)	(1,350)	9,488
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	382	(603)	(346)	2,430
Comprehensive income (loss)	$5,027	$(20,191)	$31,794	$30,711

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Fiscal Years Ended December 28, 2019 and December 29, 2018
In Thousands

	Fiscal Year 2019	Fiscal Year 2018
Cash flows from operating activities:
Net income	$32,798	$23,653
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	87,244	74,339
Amortization of loan costs	1,289	1,848
Asset impairment	8,894	17,630
Deferred income tax expense (benefit)	(2,378)	(19,340)
Stock based compensation expense	12,670	20,939
Inventory adjustments	4,352	3,868
Bad debt expense	8,210	7,107
Debt issuance costs	—	200
Loss on extinguishment of debt	9,786	—
Other	5,309	2,413
Changes in operating assets and liabilities:
Accounts receivable, net	(6,925)	(14,649)
Inventories	(15,886)	(28,739)
Other assets	10,103	(7,011)
Accounts payable	(2,860)	7,934
Deferred revenue	5,122	3,839
Other liabilities	7,353	12,597
Net cash provided by operating activities	165,081	106,628
Cash flows from investing activities:
Purchase of property and equipment	(101,325)	(104,493)
Other	694	272
Net cash used for investing activities	(100,631)	(104,221)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discounts	566,550	200,000
Proceeds from issuance of common stock	14,767	19,802
Principal payments on long-term debt	(591,925)	(204,275)
Purchase of treasury stock	(25,646)	(1,928)
Payments on finance lease obligations	(2,957)	(1,802)
Payments of debt issuance costs	(2,930)	(1,400)
Net cash provided by (used for) financing activities	(42,141)	10,397
Net change in cash, cash equivalents and restricted cash	22,309	12,804
Cash and cash equivalents and restricted cash, beginning of year	17,998	5,194
Cash and cash equivalents and restricted cash, end of year	$40,307	$17,998

Supplemental cash flow information:
Cash paid for interest	33,935	33,469
Cash paid for taxes	684	1,447
Capital expenditures accrued at the end of the period	9,059	14,078
Right of use assets acquired under finance leases	9,713	14,303
Right of use assets acquired under operating leases	108,712	—
Non-cash issuance of common shares	—	446
Non-cash purchase of treasury stock	—	(446)
The following table provides a reconciliation of cash and cash equivalents reported within the consolidated balance sheets to the total of cash, cash equivalents and restricted cash shown above:

	Fiscal Year 2019	Fiscal Year 2018
Cash and cash equivalents	$39,342	$17,132
Restricted cash included in other assets	965	866
Total cash, cash equivalents and restricted cash	$40,307	$17,998

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Financial Measures
For the Three Months and Fiscal Years Ended December 28, 2019 and December 29, 2018
In Thousands, Except Earnings Per Share
(Unaudited)

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to Net Income

In thousands	Three Months Ended December 28, 2019		Three Months Ended December 29, 2018		Fiscal Year 2019		Fiscal Year 2018
Net income (loss)	$3,920	1.0%	$(18,440)	(5.2)%	$32,798	1.9%	$23,653	1.5%
Interest expense	7,397	1.8%	9,139	2.6%	33,300	1.9%	37,283	2.4%
Income tax provision (benefit)	(2,956)	(0.7)%	(10,286)	(2.9)%	(2,309)	(0.1)%	(18,785)	(1.2)%
Depreciation and amortization	23,674	5.9%	19,556	5.5%	87,244	5.1%	74,339	4.8%
EBITDA	32,035	8.0%	(31)	0.0%	151,033	8.8%	116,490	7.6%

Stock compensation expense (a)	1,830	0.5%	7,190	2.0%	12,670	0.7%	20,939	1.4%
Debt issuance costs (b)	—	—%	200	0.1%	—	—%	200	—%
Loss on extinguishment of debt (c)	—	—%	—	—%	9,786	0.6%	—	—%
Asset impairment (d)	1,506	0.4%	15,493	4.4%	8,894	0.5%	17,630	1.1%
New store pre-opening expenses (e)	473	0.1%	487	0.1%	3,334	0.2%	2,229	0.1%
Non-cash rent (f)	823	0.2%	867	0.2%	3,208	0.2%	2,801	0.2%
Secondary offering expenses (g)	—	—%	609	0.2%	401	0.0%	2,451	0.2%
Management realignment expenses (h)	—	—%	—	—%	2,155	0.1%	—	—%
Long-term incentive plan(i)	941	0.2%	2,429	0.7%	2,830	0.2%	7,040	0.5%
Other (j)	1,999	0.5%	1,473	0.4%	6,370	0.4%	4,585	0.3%
Adjusted EBITDA/ Adjusted EBITDA Margin	$39,607	9.9%	$28,717	8.1%	$200,681	11.6%	$174,365	11.3%
Note: Percentages reflect line item as a percentage of net revenue

Reconciliation of Adjusted Net Income to Net Income

In thousands	Three Months Ended December 28, 2019	Three Months Ended December 29, 2018	Fiscal Year 2019	Fiscal Year 2018
Net income (loss)	$3,920	$(18,440)	$32,798	$23,653
Stock compensation expense (a)	1,830	7,190	12,670	20,939
Debt issuance costs (b)	—	200	—	200
Loss on extinguishment of debt (c)	—	—	9,786	—
Asset impairment (d)	1,506	15,493	8,894	17,630
New store pre-opening expenses (e)	473	487	3,334	2,229
Non-cash rent (f)	823	867	3,208	2,801
Secondary offering expenses (g)	—	609	401	2,451
Management realignment expenses (h)	—	—	2,155	—
Long-term incentive plan(i)	941	2,429	2,830	7,040
Other (j)	1,999	1,473	6,370	4,585
Amortization of acquisition intangibles and deferred financing costs (k)	2,069	2,412	8,694	9,253
Tax benefit of stock option exercises(l)	(2,406)	(7,578)	(10,089)	(25,544)
Tax effect of total adjustments (m)	(2,466)	(4,102)	(14,933)	(13,309)
Adjusted Net Income	$8,689	$1,040	$66,118	$51,928

Reconciliation of Adjusted Diluted EPS to Diluted EPS

In thousands	Three Months Ended December 28, 2019	Three Months Ended December 29, 2018	Fiscal Year 2019	Fiscal Year 2018
Diluted EPS	$0.05	$(0.24)	$0.40	$0.30
Stock compensation expense (a)	0.02	0.09	0.16	0.26
Debt issuance costs (b)	0.00	—	0.00	—
Loss on extinguishment of debt (c)	0.00	0.00	0.12	0.00
Asset impairment (d)	0.02	0.20	0.11	0.22
New store pre-opening expenses (e)	0.01	0.01	0.04	0.03
Non-cash rent (f)	0.01	0.01	0.04	0.04
Secondary offering expenses (g)	—	0.01	—	0.03
Management realignment expenses (h)	—	—	0.03	—
Long-term incentive plan(i)	0.01	0.03	0.03	0.09
Other (j)	0.02	0.02	0.08	0.06
Amortization of acquisition intangibles and deferred financing costs (k)	0.03	0.03	0.11	0.12
Tax benefit of stock option exercises(l)	(0.03)	(0.10)	(0.12)	(0.32)
Tax effect of total adjustments (m)	(0.03)	(0.05)	(0.18)	(0.17)
Adjusted Diluted EPS	$0.11	$0.01	$0.81	$0.66

Weighted average diluted shares outstanding	81,785	77,526	81,683	79,041
Note: Some of the totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Revenue to SG&A

In thousands	Three Months Ended December 28, 2019		Three Months Ended December 29, 2018		Fiscal Year 2019		Fiscal Year 2018
SG&A	$178,044	44.3%	$166,132	46.7%	$744,488	43.2%	$687,476	44.7%
Stock compensation expense (a)	1,830	0.5%	7,190	2.0%	12,670	0.7%	20,939	1.4%
New store pre-opening expenses (e)	473	0.1%	487	0.1%	3,334	0.2%	2,229	0.1%
Non-cash rent (f)	823	0.2%	867	0.2%	3,208	0.2%	2,801	0.2%
Secondary offering expenses (g)	—	—%	609	0.2%	401	—%	2,451	0.2%
Management realignment expenses (h)	—	—%	—	—%	2,155	0.1%	—	—%
Long-term incentive plan (i)	941	0.2%	2,429	0.7%	2,830	0.2%	7,040	0.5%
Other (n)	1,432	0.4%	784	0.2%	4,565	0.3%	2,591	0.2%
Adjusted SG&A/ Adjusted SG&A Percent of Net Revenue	$172,545	42.9%	$153,766	43.2%	$715,325	41.5%	$649,425	42.3%

(a)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.

(b)	For the three months ended December 29, 2018 and fiscal year 2018, fees associated with the issuance of new term loans.

(c)	For fiscal year 2019, reflects write-off of deferred financing fees related to the extinguishment of debt.

(d)
Reflects write-off of property and equipment and lease-related assets on closed or underperforming stores for the three months ended December 28, 2019 and fiscal year 2019; additionally reflects non-cash charges related to impairment of long-lived assets, primarily goodwill in our Military and Fred Meyer brands for the three months ended December 29, 2018 and fiscal year 2018.

(e)
Pre-opening expenses, which include marketing and advertising, labor and occupancy expenses incurred prior to opening a new store, are generally higher than comparable expenses incurred once such store is open and generating revenue. We believe that such higher pre-opening expenses are specific in nature, are not indicative of ongoing core operating performance. We adjust for these costs to facilitate comparisons of store operating performance from period to period.

(f)	Consists of the non-cash portion of rent expense, which reflects the extent to which our straight-line rent expense recognized under GAAP exceeds or is less than our cash rent payments.

(g)	Expenses related to our secondary public offerings during fiscal years 2018 and 2019.

(h)	Expenses related to a non-recurring management realignment described in the Current Report on Form 8-K filed with the SEC on January 10, 2019.

(i)
Expenses pursuant to a long-term incentive plan for non-executive employees who were not participants in the management equity plan for fiscal year 2019. This plan was effective in 2014 following the acquisition of the Company by affiliates of KKR & Co. Inc. (the "KKR Acquisition"). During the third quarter of fiscal year 2018, $4.6 million cash payout was triggered as a result of the second secondary offering of common stock by KKR Sponsor and other selling shareholders. The remaining $2.4 million relates to the third secondary offering and is accrued but not paid as of fiscal year end 2018.

(j)
Other adjustments include the following amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted EBITDA and Adjusted Net Income) including our share of losses on equity method investments of $0.6 million and $0.3 million for the three months ended December 28, 2019 and December 29, 2018, and $1.8 million and $1.3 million for fiscal years 2019 and 2018, respectively; the amortization impact of the KKR Acquisition-related adjustments (e.g., fair value of leasehold interests) of $0.2 million, $0.1 million, $0.5 million and $0.4 million for the three months ended December 28, 2019 and December 29, 2018; differences between the timing of expense versus cash payments related to contributions to charitable organizations of $(0.2) million for three months ended December 29, 2018 and $(1.0) million for the fiscal year 2018; costs of severance and relocation of $0.6 million, $0.1 million, $2.3 million and $1.0 million for the three months ended December 28, 2019 and December 29, 2018 and fiscal years 2019 and 2018, respectively; excess payroll taxes related to stock option exercises of $0.2 million and $0.6 million for the three months ended December 28, 2019 and December 29, 2018, respectively and $0.8 million and $1.8 million for fiscal year 2019 and 2018, respectively; and other expenses and adjustments totaling $0.4 million and $0.6 million for the three months ended December 28, 2019 and December 29, 2018, respectively and $1.0 million and $1.1 million for fiscal years 2019 and 2018, respectively.

(k)
Amortization of the increase in carrying values of definite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition of $1.9 million for each of the three months ended December 28, 2019 and December 29, 2018 and $7.4 million for each of the fiscal years 2019 and 2018; and Amortization of debt discounts associated with the March 2014 term loan borrowings in connection with the KKR Acquisition and, to a lesser extent, amortization of debt discounts associated with the May 2015 and February 2017 incremental First Lien - Term Loan B and the November 2017 First Lien - Term Loan B refinancing, aggregating to $0.2 million and $0.5 million of additional expense for the three months ended December 28, 2019 and December 29, 2018, respectively and $1.3 million and $1.9 million of additional expense for fiscal years 2019 and 2018, respectively.

(l)
Tax benefit associated with accounting guidance adopted at the beginning of fiscal year 2017 (Accounting Standards Update 2016-09, Compensation - Stock Compensation), requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.

(m)	Represents the income tax effect of the total adjustments, at our combined statutory federal and state income tax rates.

(n)
Reflects other expenses in (j) above, except for our share of losses on equity method investments of $0.6 million and $0.3 million for the three months ended December 28, 2019 and December 29, 2018 and $1.8 million and $1.3 million for fiscal year 2019 and 2018, respectively; and facility opening expenses of $0.4 million for the three months ended December 29, 2018 and $0.7 million for fiscal year 2018, respectively; which are non-SG&A expenses.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth

	Comparable store sales growth (a)
	Three Months Ended December 28, 2019	Three Months Ended December 29, 2018	Fiscal Year 2019	Fiscal Year 2018	2020 Outlook
Owned & host segment
America’s Best	9.0%	5.9%	7.1%	7.2%
Eyeglass World	6.4%	2.3%	5.8%	6.8%
Military	9.9%	(19.4)%	1.4%	(5.7)%
Fred Meyer	1.1%	(13.5)%	(4.4)%	(2.2)%
Legacy segment (b)	5.1%	(5.6)%	3.1%	0.6%

Total comparable store sales growth	10.1%	4.3%	6.5%	6.7%	3.5 - 5.5%
Adjusted Comparable Store Sales Growth(c)	8.1%	2.9%	6.2%	5.7%	3 - 5%

(a)
Total comparable store sales is calculated based on consolidated net revenue excluding the impact of (i) corporate/other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the Chief Operating Decision Maker reviews, and consistent with reportable segment revenues presented in Note 16. "Segment Reporting" in our consolidated financial statements, with the exception of the Legacy segment, which is adjusted as noted in (c) (ii) below.

(b)
As a result of changes in applicable California law, certain optometrists employed by FirstSight Vision Services Inc. (“FirstSight”) were transferred to a professional corporation that contracts directly with our legacy segment in the fourth quarter of 2018, similar to optometrist transfers that occurred in the third quarter of 2017. Incremental eye exam revenue as a result of these changes in operations at FirstSight drove a favorable impact to comparable store sales growth in the Legacy segment of approximately 140 basis points for the three months ended December 28, 2019, and favorable impact of 180 basis points and 120 basis points for fiscal year 2019 and fiscal year 2018, respectively.

(c)
The differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth are: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in a decrease of 1.9% and 1.1% from total comparable store sales growth based on consolidated net revenue for the three months ended December 28, 2019 and December 29, 2018, respectively, and a decrease of 0.1% and 0.8% from total comparable store sales growth based on consolidated net revenue for fiscal year 2019 and fiscal year 2018, respectively, (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement), resulting in a decrease of 0.1% and 0.3% from total comparable store sales growth based on consolidated net revenue for the three months ended December 28, 2019 and December 29, 2018, respectively, and a decrease of 0.2% from total comparable store sales growth based on consolidated net revenue for each of the fiscal years 2019 and 2018, and (iii) with respect to the Company's 2020 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 0.5% impact for the effect of deferred and unearned income as if such revenues were earned at the point of sale and retail sales to the Legacy partner's customers (rather than the revenues recognized consistent with the management & services agreement).

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Kristina Gross, Vice President of Communications
(470) 448-2355
media@nationalvision.com